                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                                 K2 INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

[LOGO]

                                     K2 INC.
                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  APRIL 28, 2000

TO THE SHAREHOLDERS OF K2 INC.:

    You are cordially invited to attend our Annual Meeting to be held at our main office, 4900 South Eastern Avenue, Los Angeles, California on Friday, April 28, 2000 at 9:00 a.m. (local time).

    The ANNUAL MEETING will be held for the following purposes:

        1.  To elect three directors to serve for a term of three years.

        2. To ratify the selection of Ernst & Young LLP as independent auditors for 2000.

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business on March 24, 2000 are entitled to notice of the meeting and to vote at it or any adjournments thereof.

    If it is convenient for you to do so, we hope you will attend the meeting. If you cannot, and wish your stock to be voted, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided. No additional postage is required.

                                          [SIGNATURE]

                                          RICHARD M. RODSTEIN
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

LOS ANGELES, CALIFORNIA
MARCH 29, 2000

--------------------------------------------------------------------------------

              PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

[LOGO]

                                    K2 INC.
                           4900 SOUTH EASTERN AVENUE
                          LOS ANGELES, CALIFORNIA 90040

                             ---------------------

                                PROXY STATEMENT
                                ---------------

    The enclosed proxy is solicited by the Board of Directors of K2 Inc. ("K2"). It may be revoked at any time before it is exercised by delivering a written notice to the Secretary of K2 stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of K2 or by attending the annual meeting and voting in person. Only shareholders of record at the close of business on March 24, 2000 will be entitled to notice of and to vote at the annual meeting. As of that date, K2 had outstanding 17,949,700 shares of Common Stock, each share entitled to one vote. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about March 29, 2000.

    Proxies will be solicited by mail, telephone, fax or telegram and may be personally solicited by directors, officers and other employees of K2 and by Morrow & Co., 445 Park Avenue, New York, New York, which has been engaged for a fee of $6,500 plus expenses for this purpose. The cost of soliciting proxies will be borne by K2.

    Both abstentions and broker non-votes are counted for purposes of determining the presence or absence at the annual meeting of a quorum for the transaction of business, but shares represented by broker non-votes on a matter submitted to shareholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote of the shares present and entitled to vote. The ratification of the selection of independent auditors will require the affirmative vote of a majority of the shares present and entitled to vote. Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such ratification.

                             ELECTION OF DIRECTORS

    Under the Certificate of Incorporation of K2, the Board of Directors is divided into three classes, each having a three-year term, with the term of office of one of the classes expiring each year. Proxies solicited herewith will be voted for election to the Board of Directors of the three nominees named below (unless authority to vote for one or more such nominees is withheld), to serve until the 2003 annual meeting of shareholders and until their successors are elected and qualified. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise the proxy may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy. Directors will be elected by plurality vote.

    Bernard I. Forester, who served as Chairman of the Board of K2 and was its Chief Executive Officer from 1973 to 1995, will retire from the Board of Directors at the Annual Meeting. Robin Hernreich has been selected by the Board of Directors to fill the resulting vacancy. Information concerning
Mr. Hernreich appears below.

    Certain information concerning the nominees and each director whose term of office will continue after the 2000 annual meeting is set forth below:

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING
                      FOR TERM OF OFFICE EXPIRING IN 2003

RICHARD J. HECKMANN                                          Director since 1997

    Mr. Heckmann, 56, has served as Chairman of Vivendi Water, the worldwide water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, since September 1999. Mr. Heckmann has also been Chairman, President and Chief Executive Officer of United States Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, since 1990. Vivendi acquired US Filter on April 29, 1999.
Mr. Heckmann was a director and the owner of Smith Goggles until its sale in 1996. He served as the associate administrator for finance and investment of the Small Business Administration in Washington, DC and was the founder and chairman of the board of Tower Scientific Corporation. Mr. Heckmann is a member of the board of directors of United Rentals, Inc., a national equipment rental organization and Station Casinos, a gaming and entertainment enterprise.

ROBIN E. HERNREICH

    Mr. Hernreich, 55, is an owner of the Sacramento Kings of the National Basketball Association. Mr. Hernreich has been President of Remonov Capital, Inc., since August 1992, and Vice-President of Remonov & Company, Inc., since November 1996. Both are private investment firms. From November 1989 through June 1996, Mr. Hernreich was Chairman and Chief Executive Officer of Sigma Broadcasting Company, formerly Arkansas' largest television and radio operator, and from January 1988 through September 1990, Mr. Hernreich was Chairman of the United States Repeating Arms, maker of Winchester sporting firearms. Mr. Hernreich is a member of the board of directors of the Colorado State Parks and Outdoor Recreation, where he serves as its chairman, The Eagle Valley Land Trust, the Snowboard Outreach Society and The Youth Foundation of Vail. Mr. Hernreich is also a former member of the board of directors of Ride, Inc.

STEWART M. KASEN                                             Director since 1997

    Mr. Kasen, 60, is a private investor. He retired as Chairman of the Board, President and Chief Executive Officer of Factory Card Outlet Corp. where he served in that position from May 1998 to October 1999, and prior to that he served as its chairman from 1997. In April 1996, he retired as Chairman, President and Chief Executive Officer of Best Products Co., Inc., a catalog showroom chain of retail stores and nationwide mail order services. He was also its president and chief executive officer from 1991 to 1996 and its president and chief operating officer from 1989 to 1991. Prior to joining Best Products, Co., Inc., Mr. Kasen served in various capacities in two divisions of Carter Hawley Hale Stores over a 24-year period, including President and Chief Executive Officer of Emporium, from 1987 to 1989, and Thalhimers, from 1984 to 1987. Mr. Kasen is a member of the board of directors of Markel Corporation, a specialty insurance underwriter, and The Elder-Beerman Stores Corp., a regional department store chain. In September 1996, Best Products Co., Inc., filed for bankruptcy under the federal bankruptcy laws. In March 1999, Factory Card Outlet Corp. filed for bankruptcy under the federal bankruptcy laws.

                         DIRECTORS CONTINUING IN OFFICE
                      FOR TERM OF OFFICE EXPIRING IN 2002

JERRY E. GOLDRESS                                            Director since 1996

    Mr. Goldress, 69, has served as Chairman of the Board and Chief Executive Officer of Grisanti, Galef and Goldress, Inc., a corporate turnaround management firm, since 1981. As a corporate turnaround manager, Mr. Goldress provides assistance to businesses in financial difficulty and, as such, has frequently been appointed a director and an executive officer of such businesses. In this capacity, Mr. Goldress has served as president or chief executive officer of numerous manufacturing, distribution and retail organizations. He is a member of the board of directors of Applied Magnetics Corporation, a manufacturer of magnetic heads for computers, and Chairman of the Board of Frontier Insurance, a specialty property casualty insurance carrier.

JOHN H. OFFERMANS                                            Director since 1987

    Mr. Offermans, 71, is a real estate investment consultant engaged in private practice. From 1973 through 1993, Mr. Offermans was an active commercial real estate broker. Prior to that, from 1970 to 1973 Mr. Offermans was president and chief executive officer of Fabri-Tek Educational Systems, Inc., an educational computer manufacturer, and from 1968 to 1970, he was international marketing vice president of Electronic Associates, Inc., a manufacturer of computer systems for the aerospace and other high technology industries.

ALFRED E. OSBORNE, JR.                                       Director since 1999

    Dr. Osborne, 55, has been an Associate Professor of Business Economics in the Anderson Graduate School of Management at the University of California at Los Angeles since 1972, and the Director of the Harold Price Center for Entrepreneurial Studies at UCLA since its inception twelve years ago.
Dr. Osborne is a member of the Board of Directors of the Times Mirror Company, a newspaper and media company, and Nordstrom, Inc., a specialty fashion retailer. He also is a trustee of the WM Group of Funds, an independent general partner of Technology Funding Venture Partners V, and a director of First Pacific Advisors' Capital and New Income Funds, all 1940 Investment Company Act Companies.

                         DIRECTORS CONTINUING IN OFFICE
                      FOR TERM OF OFFICE EXPIRING IN 2001

SUSAN E. ENGEL                                               Director since 1996

    Ms. Engel, 53, has been Chairwoman of the Board, President and Chief Executive Officer of Department 56, Inc., a marketer of collectibles and specialty giftware, since September 1997. Ms. Engel was its president and chief executive officer from November 1996 to August 1997, and from September 1994 to November 1996 she was its president and chief operating officer. From
October 1991 through September 1993, Ms. Engel was president and chief executive officer of Champion Products, Inc., a marketer and manufacturer of authentic athletic apparel and a division of Sara Lee Corporation. Prior to Champion, Ms. Engel was a vice president and eastern retail practice leader for Booz, Allen and Hamilton, a general management consulting firm. Ms. Engel is a member of the board of directors of Supervalu, a grocery wholesaler and supermarket chain located in the Midwest, and Wells Fargo & Co., a leading financial institution.

WILFORD D. GODBOLD, JR.                                      Director since 1998

    Mr. Godbold, 61, is a private investor. He retired as President and Chief Executive Officer of ZERO Corporation, which provides packaging and climate control products to the telecommunications, instrumentation and data processing markets, where he served in that position from 1984 to August 1998. For the two prior years he served as chief operating officer of ZERO Corporation. From 1966 through 1982 he practiced law as an attorney with the law firm of Gibson, Dunn & Crutcher LLP in Los Angeles, serving as a Partner from 1973, where his focus was acquisitions, mergers and public financings. Mr. Godbold serves as a member of the board of directors of Sempra Energy and its subsidiaries, including Southern California Gas Company, a public utility, and San Diego
Gas & Electric Co., a public utility.

RICHARD M. RODSTEIN                                          Director since 1995

    Mr. Rodstein, 45, has been President and Chief Executive Officer of K2 since 1996. Mr. Rodstein was president and chief operating officer of K2 from 1990 to 1995 and has held various executive positions with K2 since joining it in 1983. Prior to 1983, Mr. Rodstein was a certified public accountant with Ernst & Young LLP, an international auditing and consulting firm.

    Under the By-Laws of K2, nominations for the election of directors may be made by the Board or by any stockholder entitled to vote in the election of directors, provided that no stockholder may nominate a person for election as a director unless written notice of such nomination is presented to K2 at least 90 days prior to the date of the applicable meeting. No such notice has been given with respect to the election of directors. As a result, no other nominees for election as director will be considered at the annual meeting except nominations made by the Board in the event one of the nominees named herein should unexpectedly be unavailable.

                       BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held six meetings in 1999. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees on which he or she served.

    The Board of Directors currently has four standing committees: Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

    The Audit Committee of the Board of Directors, consisting of Ms. Engel (Chairwoman), Mr. Godbold and Mr. Offermans, held three meetings in 1999. The functions of the Committee include recommending to the Board the engagement or discharge of the independent auditors, directing investigations into matters relating to audit functions, reviewing the plan and results of audit with the auditors, reviewing K2's internal accounting controls and approving services to be performed by the auditors and related fees.

    The Compensation Committee of the Board of Directors, consisting of Mr. Goldress (Chairman), Mr. Heckmann and Mr. Kasen, held two meetings in 1999. The Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under K2's stock option plan.

    The Executive Committee of the Board of Directors, consisting of Mr. Forester, Mr. Godbold and Mr. Rodstein (Chairman), held no meetings in 1999, but took actions from time to time by written consent. The Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation of the full Board.

    The Nominating Committee of the Board of Directors, consisting of Mr. Goldress, Mr. Heckmann (Chairman) and Dr. Osborne, held two meetings in 1999, in addition to informal meetings of Committee members with potential nominees for director from time to time. The Committee recruits and interviews qualified candidates to serve as directors and reports on its findings to the full Board.

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares cumulative total return to shareholders, assuming quarterly reinvestment of dividends, of K2, the Russell 2000 Index and a weighted index of a peer group of companies with market capitalizations similar to that of K2. The peer group is comprised of Cannondale Corporation, First Team Sports, Inc., Johnson Outdoor Inc., Oakley Inc., Rawlings Sporting Goods Company, Inc., Rockshox Inc., The North Face, Inc. and Vans Inc. The graph assumes investment of $100 on December 31, 1994 in K2's Common Stock, the Russell 2000 Index and common stock of the peer group (except for Oakley, which became a public company in 1995; Rockshox, which became a public company in 1996; and The North Face, which became a public company in 1996). In 1999, Morrow Snowboards, Inc. ("Morrow"), was replaced by Oakley, Rockshox and Vans due to the acquisition of certain assets of Morrow by K2.

                        COMPARATIVE 5-YEAR TOTAL RETURNS
                       K2 INC., RUSSELL 2000, PEER GROUP
                 PERFORMANCE RESULTS THROUGH DECEMBER 31, 1999

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


         KTO  Russell 2000  Peer Group
1994  $100.0        $100.0      $100.0
1995   147.3         126.2        98.8
1996   179.1         144.8        78.8
1997   152.2         174.6        78.2
1998    70.2         168.5        45.2
1999    52.5         201.6        32.7

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning annual, long-term and other compensation of K2's President and Chief Executive Officer and the four most highly compensated executive officers of K2:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                    ANNUAL COMPENSATION      AWARDS OF
               NAME AND                            ----------------------      STOCK          ALL OTHER
          PRINCIPAL POSITION              YEAR     SALARY ($)   BONUS ($)   OPTIONS (#)    COMPENSATION ($)
          ------------------            --------   ----------   ---------   ------------   ----------------
Richard M. Rodstein ..................    1999       325,000     202,000         150,000         6,180(a)
  President and Chief Executive           1998       325,000          --          50,000        11,400(a)
  Officer                                 1997       280,000     233,300          35,000        12,500(a)

John J. Rangel .......................    1999       210,000     101,000          75,000         6,028(a)
  Senior Vice President--Finance          1998       210,000          --          35,000         8,500(a)
                                          1997       195,000     132,900          20,000         9,500(a)

David H. Herzberg ....................    1999       160,000      70,000              --         3,480(a)
  Vice President & President of           1998       160,000      95,000          12,000         9,000(a)
  Shakespeare Monofilament                1997       160,000     160,000           8,000        10,100(a)

J. Wayne Merck .......................    1999       155,000      75,000              --         1,892(a)
  Vice President & President of           1998       155,000      75,000          12,000         2,000(a)
  Shakespeare Composites & Electronics    1997       155,000     125,000           8,000         3,300(a)

David G. Cook ........................    1999       155,000      70,000              --         4,130(a)
  Vice President & President of           1998       155,000      75,000          12,000         5,100(b)
  Stearns                                 1997       155,000     100,000           8,000         5,100(b)

------------------------

(a) Dollar value of allocations to the accounts of the named individuals in K2's Employee Stock Ownership Plan: Mr. Rodstein ($1,180 in 1999, $6,400 in 1998 and $7,700 in 1997), Mr. Rangel ($1,028 in 1999, $3,500 in 1998 and $4,800
    in 1997), Mr. Herzberg ($1,180 in 1999, $2,500 in 1998 and $8,000 in 1997),
    and Mr. Merck ($892 in 1999, $900 in 1998 and $2,300 in 1997); and K2's
    matching contribution to the accounts of the named individuals in K2's 401(k) Retirement Savings Plan: Mr. Rodstein ($5,000 in 1999, $5,000 in 1998 and $4,800 in 1997), Mr. Rangel ($5,000 in 1999, $5,000 in 1998 and $4,700
    in 1997), Mr. Herzberg ($2,300 in 1999, $2,500 in 1998 and $2,100 in 1997)
    and Mr. Merck ($1000 in 1999, $1,000 in 1998 and $1,000 in 1997).

(b) Dollar value of allocation to Mr. Cook's account in K2's Employee Stock Ownership Plan ($930 in 1999, $1,800 in 1998 and $3,400 in 1997) and K2's
    matching contribution to the Stearns 401(k) Payroll Savings and Profit Sharing Plan ($3,200 in 1999, $3,300 in 1998 and $1,700 and $3,000 in 1996).

    The following table summarizes the number of shares and the terms and conditions of stock options granted to the named executive officers in 1999.

                             OPTION GRANTS IN 1999

                                                                                      POTENTIAL REALIZABLE
                                               % OF TOTAL                            VALUE AT ASSUMED ANNUAL
                                                OPTIONS                               RATES OF STOCK PRICE
                                                GRANTED                              APPRECIATION FOR OPTION
                                               EMPLOYEES    EXERCISE                        TERM (D)
                                   OPTIONS       DURING     PRICE PER   EXPIRATION   -----------------------
             NAME                GRANTED (A)      1999      SHARE (B)    DATE (C)       5%           10%
             ----                -----------   ----------   ---------   ----------   ---------   -----------
R. M. Rodstein.................    150,000        66.7%      $7.500      12/20/09    $707,500    $1,793,000
J. J. Rangel...................     75,000        33.3%      $7.500      12/20/09    $353,800    $  896,500
D. H. Herzberg.................         --          --           --            --          --            --
J.W. Merck.....................         --          --           --            --          --            --
D. G. Cook.....................         --          --           --            --          --            --

------------------------

(a) All options granted to the named individuals for 1999 are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years. During 1999, stock option awards were granted only to Mr. Rodstein and Mr. Rangel shown on the schedule above. In early 2000, awards were made to the named individuals as follows:
    Mr. Rodstein (150,000), Mr. Rangel (75,000), Mr. Herzberg (25,000),
    Mr. Merck (25,000) and Mr. Cook (22,000). These grants were more than the customary annual grant and were intended to be the only grants to these recipients for three years in the absence of promotions or other special circumstances.

(b) The exercise price is the closing price of K2's common stock on December 20, 1999, the date of grant.

(c) All options granted to the named individuals for 1999 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the officer's termination of employment with K2.

(d) In order for the named individuals to realize these potential values, the closing price of K2's common stock on December 20, 2009 would have to be $12.22 and $19.45 per share, respectively.

    The following table summarizes exercises of stock options in 1999 which were previously granted to the President and Chief Executive Officer and the other named executive officers, as well as the number of all unexercised options held by them at the end of 1999, and their value at that date if they were in-the-money.

      AGGREGATED STOCK OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

                                                                                    VALUE OF UNEXERCISED IN-THE-MONEY
                                                                                           OPTIONS AT 12/31/99
                                                     NUMBER OF UNEXERCISED      -----------------------------------------
                           SHARES                     OPTIONS AT 12/31/99           EXERCISABLE          UNEXERCISABLE
                        ACQUIRED ON     VALUE     ---------------------------   -------------------   -------------------
        NAME            EXERCISE (A)   REALIZED   EXERCISABLE   UNEXERCISABLE    SHARES    TOTAL $     SHARES    TOTAL $
        ----            ------------   --------   -----------   -------------   --------   --------   --------   --------
R. M. Rodstein.......          --           --      160,920        207,500           --         --    150,000     18,750
J. J. Rangel.........          --           --       88,575        113,000           --         --     75,000      9,375
D. H. Herzberg.......          --           --       36,908         13,600           --         --         --         --
J. W. Merck..........          --           --       11,400         13,600           --         --         --         --
D. G. Cook...........          --           --       36,254         13,600           --         --         --         --

------------------------

(a) Optionees, in the discretion of the Compensation Committee, may be granted the right to borrow money from K2 in connection with the exercise of options under the 1994 and 1988 Incentive Stock Option Plans. Each currently outstanding loan bears interest, payable quarterly, at a fixed rate equal to the applicable federal rate, as published by the Internal Revenue Service, for the period during which the loan was made. At December 31, 1999, the aggregate loans outstanding to executive officers in connection with the exercise of stock options and the weighted average Applicable Federal Rate at which they bear interest were: Mr. Doyle ($128,400, 5.57%), Mr. Herzberg ($46,100, 5.89%) and Mr. Merck ($43,800, 5.97%).

                                 PENSION PLANS

    K2 maintains several defined benefit pension plans for the benefit of eligible K2. employees and employees of its Shakespeare and Stearns business units. The plans are tax-qualified, K2-funded plans subject to the provisions of ERISA. Contributions to the plans, which are made solely by K2, are actuarially determined. Benefits under the plans are based on years of service and remuneration.

    The table below illustrates approximate annual benefits under the Pension Plan of K2 Inc. (the "K2 Plan"), based on the indicated assumptions. For 1999, the Internal Revenue Code (the "Code") limits the K2 Plan's covered compensation to $160,000.

                                 APPROXIMATE ANNUAL PENSION UPON RETIREMENT AT AGE 65 (A)
                                                     YEARS OF SERVICE
                                 ---------------------------------------------------------
     COVERED COMPENSATION           15          20          25          30          35
     --------------------        ---------   ---------   ---------   ---------   ---------
$125,000.......................   $18,750     $25,000     $31,250     $37,500     $43,750
$150,000.......................    22,500      30,000      37,500      45,000      52,500
$175,000.......................    24,000      32,000      40,000      48,000      56,000

------------------------

(a) An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 35 years of service.

    The K2 Plan defines remuneration on which annual benefits are based as the average of the participant's highest five consecutive years' earnings. Earnings include salary, wages, overtime pay, commissions, bonuses, and similar forms of incentive compensation actually paid during the year not exceeding certain amounts for sales personnel and subject to the $160,000 Code Limit in 1999 for all personnel.

    Compensation for 1999 that would be included in the calculation of covered compensation and credited years of service at December 31, 1999 is shown below for the individuals named in the Summary Compensation Table who are participants in the plan.

                                                           COVERED      YEARS OF
                         NAME                            COMPENSATION   SERVICE
                         ----                            ------------   --------
Richard M. Rodstein....................................    $160,000        16
John J. Rangel.........................................     160,000        15

    The Salaried Employees' Pension Plan of Shakespeare Company (the "Shakespeare Plan") defines remuneration upon which annual benefits are based as the average of the employee's highest five consecutive years' earnings. Earnings include the employee's regular basic monthly earnings excluding commissions, bonuses, maintenance, overtime and other extra compensation, not exceeding certain amounts for field sales personnel and subject to the $160,000 Code Limit in 1999 for all personnel.

    The table below illustrates approximate annual benefits under the Shakespeare pension plan based on the indicated assumptions.

                                               APPROXIMATE ANNUAL PENSION UPON
                                                  RETIREMENT AT AGE 65 (A)
                                          -----------------------------------------
                                                      YEARS OF SERVICE
                                                      ----------------
          COVERED COMPENSATION               15         20         25         45
          --------------------            --------   --------   --------   --------
$125,000................................  $26,300    $43,800    $61,300    $75,000
$150,000................................   31,500     52,500     73,500     90,000
$175,000................................   33,600     56,000     78,400     96,000

------------------------

(a) An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) after approximately 43 years of service.

    Compensation for 1999 that would be included in the calculation of covered compensation and credited years of service at December 31, 1999 is shown below for the individuals named in the Summary Compensation Table who are participants in the Shakespeare Plan.

                                                           COVERED      YEARS OF
                         NAME                            COMPENSATION   SERVICE
                         ----                            ------------   --------
David H. Herzberg......................................    $160,000        20
J. Wayne Merck.........................................    $160,000         9

    The Stearns Manufacturing Company Salaried, Administrative and Clerical Employees' Pension Plan (the "Stearns Plan") defines remuneration on which annual benefits are based as the average of the participant's highest
60 months' compensation. Compensation includes salary, wages, overtime pay, bonuses, and commissions, subject to the $160,000 Code limit for 1999. The 1999 covered compensation of

Mr. Cook, the only individual named in the Summary Compensation Table who participates in the Stearns Plan, was $160,000, and he had 20 years of service as of December 31, 1999.

    The table below illustrates approximate annual benefits under the Stearns Plan based on the indicated assumptions.

                                               APPROXIMATE ANNUAL PENSION UPON
                                                  RETIREMENT AT AGE 65 (A)
                                          -----------------------------------------
                                                      YEARS OF SERVICE
                                                      ----------------
          COVERED COMPENSATION               15         20         25         30
          --------------------            --------   --------   --------   --------
$125,000................................  $26,700    $34,200    $42,800    $51,300
$150,000................................   31,300     41,700     52,100     62,600
$175,000................................   33,500     44,700     55,900     67,000

------------------------

(a) An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 30 years of service.

                             EMPLOYMENT AGREEMENTS

    Messr's Rodstein and Rangel are employed pursuant to employment agreements which expire May 7, 2001 and November 7, 2000, respectively. Mr. Rodstein's agreement calls for base salary at the annual rate of $325,000, subject to such increases as the Board may approve, and participation in K2's incentive compensation and benefit programs on a basis which is appropriate in light of his position. Mr. Rangel's agreement calls for base salary at the annual rate of $210,000 and is otherwise similar to Mr. Rodstein's. Each of the agreements provides for severance benefits payable following a change in control, based upon 299% of the employee's total compensation prior to the termination, and accelerated vesting of outstanding stock options.

                            DIRECTORS' COMPENSATION

    In 1999 directors who were not salaried officers of K2 were paid $1,500 per calendar quarter for their services as directors, $1,000 per calendar quarter for each committee position held by them and $1,000 per meeting day for each meeting of the Board of Directors and of any committee which they attended. They were also reimbursed for out-of-pocket expenses. Directors may elect to defer the receipt of fees. Interest on deferred fees is accrued quarterly based on the average interest rate paid by K2 in the preceding quarter on its short-term borrowings. Under K2's Directors' Medical Expense Reimbursement Plan, non-employee directors are reimbursed at the rate of 185% for up to $10,000 of medical and dental expenses not covered under other health insurance plans. For 1999 an aggregate of $94,644 was paid under such plan.

    Under the 1994 Incentive Stock Option Plan, nonemployee directors receive an initial grant of 1,000 stock options on the first grant date after their election and annual grants thereafter of 500 stock options. All grants to nonemployee directors are at fair market value on date of grant and are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years, all exercisable amounts being cumulative. In 1999, an initial grant of 1,000 stock options was made to Wilford
D. Godbold, Jr. and grants of 500 stock options each were made to Susan E. Engel, Bernard I. Forester, Jerry E. Goldress, Richard J. Heckmann, Stewart M. Kasen and John H. Offermans. Each stock option granted had an exercise price of $10.63 per share, the closing price on the January 4, 1999 grant date, and each was for a ten-year term.

    During 1999, K2 maintained a Non-Employee Directors' Benefit Plan, payable out of the general funds of K2, under which a non-employee director who is vested (at least ten years of service as a director) is entitled to receive, in general, an annual retirement benefit during the period commencing upon the later of age 55 and the date the director retires from the Board of Directors and ending upon the earlier of the director's death or the number of years equal to the director's years of service as a non-employee director. Under the Plan, the annual retirement benefit is the product of (i) the director's average annual fees (based on the three-year period immediately preceding retirement from the Board of Directors) and (ii) the sum of .55 plus an additional .05 for each full year of service in excess of 11 years of service and up to 20 years. A director may make an irrevocable election so that, in lieu of the retirement benefit described above, the director's beneficiary would instead receive, on the director's postretirement death, the discounted value of such benefit. In the event of a change in control, as defined in the Plan, a vested director would receive on retirement an actuarially reduced lump sum payment in lieu of installment payments. Under the terms of a retirement agreement between Mr. Forester and K2, Mr. Forester has waived any right to a retirement benefit under this Plan.

    Mr. Forester receives supplemental retirement benefits of approximately $319,300 each year during his lifetime under a retirement agreement with K2. The supplemental retirement benefit is funded through a trust that has Wells Fargo Bank as its trustee. The retirement agreement also provides for the continuation of a pre-existing, split- dollar life insurance policy on Mr. Forester's life. For 1999, the dollar value to Mr. Forester of the premiums paid by K2 on this policy was $22,800.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION OBJECTIVES AND PRACTICES

    The compensation committee is comprised of directors who are not employees or former employees of K2. K2's executive compensation program is designed to help K2 attract, motivate and appropriately reward management who are responsible for K2's short-term and long-term profitability, growth and return to shareholders. The key elements of the program consist of base salary, annual performance-based cash rewards and long-term incentive awards. The committee utilizes the services of an independent executive compensation consulting firm in evaluating awards.

    BASE SALARY. Base salaries are generally established by evaluating the responsibilities of the position, the experience of the individual and salaries for comparable positions in the marketplace based on survey data provided by the compensation consultant. Depending on the overall financial performance of K2, salaries are adjusted from time to time to reflect increased responsibilities, to keep pace with competitive practices and to reflect the performance of individual executives. The program has been designed to place a significant amount of compensation at risk by setting annual base salaries at levels just below the 50th percentile of the marketplace for similar positions based on the survey data obtained.

    ANNUAL CASH INCENTIVES. The amount of the annual performance-based cash incentive available for allocation to the executive officers who participated in the plan is based on a formula adopted pursuant to the Executive Officers' Incentive Compensation Plan. The formula makes available for allocation a percentage of K2's incentive compensation income in excess of a required minimum return on average shareholders' equity. Performance criteria were also adopted for the plan participants to assist the compensation committee in determining the allocation of any bonus pool generated. The performance criteria were designed to create value for K2 and its shareholders. The individual's performance is subjectively evaluated against their criteria. The targeted annual incentive award is meant to bring total annual cash compensation (base salary plus annual incentive award) to above the average, as defined by survey data provided by the compensation consultant for comparable positions at similar-sized companies, when superior performance levels are achieved.

    LONG-TERM STOCK INCENTIVES. Stock incentives are provided to encourage management to take actions that will maximize long-term stockholder value, and to link their interests to those of K2's stockholders. All stock options have an exercise price equal to the market price of K2's stock on the date of grant and vest over three years. By utilizing such pricing and vesting, the compensation committee intended that the full benefit would be realized only if stock price appreciation occurs and if the key employee does not leave K2 during that period. In determining the number of options awarded to executive officers, the compensation committee considered information provided by K2's independent compensation consultants, which included, among other things, market studies of annual stock option grants as a percentage of shares outstanding and individual grants as a percentage of compensation utilizing the Black-Scholes formula. During 1999, stock option awards were granted only to the Chief Executive Officer and the Senior Vice President Finance. In early 2000, however, stock options were granted to a broad group of executives, including Mr. Rodstein and Mr. Rangel. These grants were greater than the customary annual grants and were intended to be the only grants to these recipients for three years in the absence of promotions or special circumstances.

CHIEF EXECUTIVE COMPENSATION

    The compensation committee held the salary of the chief executive officer for 1999 constant with the prior year at $325,000. Consequently, Mr. Rodstein's base salary was 40% below the 50th percentile of the marketplace for similar positions, according to survey data. In determining the Chief Executive Officer's incentive compensation award for 1999, the Committee considered K2's performance for the year in meeting sales and earnings targets, stock price performance, innovating new products and generating sales from such new products, completion of strategic acquisitions, implementation of cost reduction programs, improving key quality and process improvement measures and augmenting K2's long-term strategic plan for sustainable growth. The Committee noted that while K2 exceeded published earnings targets for 1999, its stock price declined 25% for the year. The committee, on the other hand, noted that K2's peer group index declined 28% in the same period. The Committee also noted that recent product introductions and strategic acquisitions allowed K2 to extend its major brands into new categories and geographic segments, and that sales of its sporting goods products increased 17% over the prior year. Finally, the committee considered the announcement and implementation of a strategic cost reduction program. Taking all of these factors into consideration, an award of $202,000 was granted to the Chief Executive Officer compared to no award a year ago. The 1999 total compensation for the Chief Executive Officer, including the award represents a 35% shortfall from the 50th percentile for total compensation of the marketplace for similar positions, according to survey data. On December 20, 1999, Mr. Rodstein was granted options to purchase 150,000 shares of K2 common stock at $7.50 per share, the market price at the date of grant. An additional grant of options to purchase 150,000 shares of K2 common stock was awarded on January 4, 2000, with an exercise price of $7.125 per share, the market price on the date of grant.

                                          Jerry E. Goldress, Chairman
                                          Richard J. Heckmann
                                          Stewart M. Kasen

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Goldress, Heckmann and Kasen served on the compensation committee of K2 during the year 1999. No member of the compensation committee was, during the year 1999, either an officer or employee or a former officer or employee of K2 or any of its subsidiaries, nor did any member have any relationship with K2 which would be required to be disclosed.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is the name, address and number of shares of Common Stock beneficially owned as of March 24, 2000 by each person known to K2 to own 5% or more of the outstanding shares of Common Stock.

                                                               SHARES OF     PERCENT
                        SHAREHOLDER                           COMMON STOCK   OF CLASS
                        -----------                           ------------   --------
ICM Asset Management, Inc. .................................   1,839,023(a)    10.2
  601 West Main Avenue, Suite 600
  Spokane, WA 99201

Trust under Company's Employee Stock Ownership Plan ........   1,724,593(b)     9.6
  4900 South Eastern Avenue
  Los Angeles, CA 90040

Dimensional Fund Advisors ..................................   1,081,429(c)     6.0
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

Heartland Advisors, Inc. ...................................   1,054,500(d)     5.9
  789 North Water Street
  Milwaukee, WI 53202

The Anthony Family Trust ...................................   1,001,249(e)     5.6
  65 Park Lane
  Concord, MA 01742

------------------------

(a) Based on the most recently filed Form 13G of ICM Asset Management, Inc. dated February 8, 2000.

(b) Includes shares allocated to the accounts of participants in the ESOP, the voting of which is directed by such participants. Until shares are allocated to the accounts of participants in the ESOP, the terms of the Trust require the Trustee to vote those shares in the same proportion as the allocated shares are voted.

(c) Based on the most recently filed Form 13G of Dimensional Fund Advisors dated February 4, 2000.

(d) Based on the most recently filed Form 13G of Heartland Advisors, Inc. dated January 20, 2000.

(e) Based on the most recently filed Form 13D of The Anthony Family Trust dated May 22, 1996.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                         SHARES OF COMMON STOCK
                                                         BENEFICIALLY OWNED ON
                         NAME                              MARCH 24, 2000 (A)     PERCENT OF CLASS (B)
                         ----                            ----------------------   ---------------------
Directors and Nominees for Director
  Susan E. Engel.......................................            11,350                    *
  Bernard I. Forester..................................           377,363                  2.1%
  Wilford D. Godbold, Jr...............................            11,200                    *
  Jerry E. Goldress....................................            12,850                    *
  Richard J. Heckmann..................................            65,100                   .4%
  Robin E. Hernreich...................................             7,500                    *
  Stewart M. Kasen.....................................            12,100                    *
  John H. Offermans....................................             3,107                    *
  Alfred E. Osborne, Jr................................            15,000                    *
  Richard M. Rodstein..................................           305,165                  1.7%
Executive Officers (c).................................
  John J. Rangel.......................................           140,433                   .8%
  David H. Herzberg....................................            79,037                   .4%
  J. Wayne Merck.......................................            19,219                   .1%
  David G. Cook........................................            79,254                   .4%
All Directors and Executive Officers as a group (19)...         1,347,019                  7.3%

------------------------

(a) Includes the following shares subject to options exercisable within 60 days of the date of this Proxy Statement: Susan E. Engel-11,350 shares; Bernard
    I. Forester-1,850 shares; Wilford D. Godbold, Jr.-10,200 shares; Jerry E. Goldress-11,350 shares; Richard J. Heckmann-10,600 shares; Stewart M. Kasen-10,600 shares; John H. Offermans-2,900 shares; Alfred E. Osborne, Jr.-10,000 shares; Richard M. Rodstein-160,920 shares; John J. Rangel-88,575 shares; David H. Herzberg-36,908 shares; J. Wayne Merck-11,400 shares; David
    G. Cook-36,254 shares; and all directors and officers as a group-503,365 shares. The above include options granted on January 4, 2000 to Ms. Engel, Mr. Godbold, Mr. Goldress, Mr. Heckmann, Mr. Kasen and Dr. Osborne under a new directors compensation plan which was effective as of January 1, 2000. These options, which are exercisable at the market price at the date of grant, vest immediately. With the exception of the shares referred to in the preceding sentence and the shares allocated to the accounts of Mr. Rodstein (15,076 shares), Mr. Rangel (7,943 shares), Mr. Herzberg (15,031 shares), Mr. Merck (1,519 shares), Mr. Cook (3,356 shares), and all directors and officers as a group (80,630 shares), under K2's ESOP, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(b) The shares subject to options described in note (a) for each individual were deemed to be outstanding for purposes of calculating the percentage owned by such individual.

(c) Executive officers named in the Summary Compensation Table (other than Mr. Rodstein, whose securities holdings are listed above).

*   Less than .1%.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires K2's directors and executive officers to file initial reports of ownership and reports of changes of ownership of K2's Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish K2 with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of K2's directors and executive officers that no other reports were required, all such Forms were filed on a timely basis by reporting persons, exept two Form 4's reporting single transactions were filed late by Richard J. Heckmann; and a Form 3 reporting a single transaction was filed late by Alfred E. Osborne, Jr.

                       EMPLOYMENT OF INDEPENDENT AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors has chosen the firm of Ernst & Young LLP as independent auditors to examine the consolidated financial statements of K2 for the year 2000. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Any proposal by a shareholder intended to be presented at K2's 2001 annual meeting of shareholders must be received by K2 no later than November 30, 2000 for inclusion in the proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

    The Board of Directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 1999 Annual Report to shareholders is being mailed with this Proxy Statement.

    UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER OF RECORD AS OF MARCH 24, 2000, A COPY OF K2'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 (EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SUPPLIED WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF K2 INC., 4900 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040.

                                          [SIGNATURE]

                                          RICHARD M. RODSTEIN
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

LOS ANGELES, CALIFORNIA
MARCH 29, 2000

                                   K2, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     RICHARD M. RODSTEIN, BERNARD I. FORESTER and SUSAN E. McCONNELL, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in K2, INC. at the Annual Meeting of Shareholders to be held on April 28, 2000 and at any adjournment thereof as set forth below:





                  (Continued and to be signed on reverse side)

                           - FOLD AND DETACH HERE -

                                   K2, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  /X/


                                                         For   Withheld  For All
                                                         All      All    Except
1.  ELECTION OF DIRECTORS
    01 Richard J. Heckmann, 02 Robin E. Hernreich,       / /      / /      / /
    03 Stewart M. Kasen

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME
IN THE SPACE PROVIDED BELOW.)

_________________________________________________


                                                         For   Against   Abstain
2.  PROPOSAL TO RATIFY THE SELECTION OF ERNST &
    YOUNG LLP as independent auditors for 2000.          / /     / /       / /



3.  Upon or in connection with the transaction of
    such other business as may properly come before      / /     / /       / /
    the meeting or any ajournment thereof.


THIS PROXY WILL BE VOTED AS SPECIFIED AND, UNLESS
OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR
THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.




                                    Dated _______________________________, 2000

                                    _____________________________________
                                                   Signature
                                    _____________________________________
                                           Signature if held jointly

                                    Please sign exactly as name appears at left.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                                    If a corporation, please sign in full
                                    corporate name by President of other
                                    authorized officer. If a partnership,
                                    please sign in partnership name by
                                    authorized person.



                        - FOLD AND DETACH HERE -



            PLEASE MARK, DATE AND RETURN THIS PROXY CARD PROMPTLY
                       USING THE ENCLOSED ENVELOPE.